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                                                                    EXHIBIT 12.1

                        Eagle Family Foods Holdings, Inc.
                       Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                             Fifty-Two Week     Fifty-Two Week      Fifty-Two Week
                                                              Period Ended       Period Ended        Period Ended
                                                             June 28, 2003       June 29, 2002      June 30, 2001
                                                             --------------     --------------      ---------------
Adjusted Earnings
Income (loss) before income taxes                            $        1,932     $        2,422      $        (7,944)
Portion of rent representative of interest                              126                410                  337
Interest on indebtedness                                             15,662             20,632               33,399
                                                             --------------     --------------      ---------------
     Total earnings as adjusted                                      17,720             23,464               25,792
                                                             --------------     --------------      ---------------
Fixed Charges

Portion of rent representative of interest                              126                410                  337
Interest on indebtedness                                             15,662             20,632               33,399
                                                             --------------     --------------      ---------------
     Total fixed charges                                             15,788             21,042               33,736
                                                             --------------     --------------      ---------------
Surplus (deficiency) of earnings                             $        1,932     $        2,422      $        (7,944)
                                                             ==============     ==============      ===============
Ratio of earnings to fixed charges (a)                                 12.2%              11.5%                 --
                                                             ==============     ==============      ===============

(a) As earnings for the fifty-two week period ended June 30, 2001 was inadequate to cover fixed charges, a ratio of earnings to fixed charges for the period has not been presented. The deficiency of earnings to fixed charges was approximately $8.0 million.